 Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Chromocell Therapeutics Corporation

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share	Rule 457(o)	—	—	$10,914,745.50	0.0001476	$1,611.02
	Equity	Representative’s warrants to purchase shares of common stock(3)(4)	Rule 457(g)	—	—	—	—	—
	Equity	Shares of common stock issuable upon exercise of Representative’s warrants(4)	Rule 457(g) and 457(o)	—	—	$545,737.28	0.0001476	$80.55
	Equity	Shares of common stock, par value $0.0001 per share(5)	Rule 457(c)	2,686,554	$4.50	$12,089,493.00	0.0001476	$1,784.41

	Total Offering Amounts					$23,549,975.78		$3,475.98
	Total Fees Previously Paid							$4,792.10
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share, of the registrant (the “Common Stock”), as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price. Includes the offering price of additional shares of Common Stock that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	No additional registration fee is payable pursuant to Rule 457(g) of the Securities Act.

(4)	The registrant will issue to Titan Partners Group LLC, a division of American Capital Partners, LLC, the representative of the underwriters, warrants to purchase up to a number of shares of Common Stock equal to 5.0% of the IPO Shares. The exercise price of the warrants is equal to 100% of the offering price of the IPO Shares offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the warrants is $545,737.28, which is equal to 100% of $545,737.28 (5.0% of the proposed maximum aggregate offering price of $10,914,745.50).

(5)	Represents the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the registrant of up to 2,686,554 Stockholder Shares previously issued to the selling shareholders named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price of such Stockholder Shares is based on the high end of the price range, or $4.50 per share, of the shares of Common Stock offered in the registrant’s initial public offering and being registered on this registration statement.